Exhibit 5.1

September 28, 2023

Inventiva S.A.

50 rue de Dijon

21121 Daix France

France

Re:	Registration Statement on Form F-3 of Inventiva S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Inventiva S.A. (the “Company”), a French société anonyme, in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) to the base prospectus included in the registration statement on Form F-3 (No. 333-258369) filed by the Company with the Commission on August 2, 2021 and was declared effective by the Commission on August 2, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement provides for the registration by the Company of Company’s ordinary shares with a nominal value of €0.01 per share (the “Ordinary Shares”), including Ordinary Shares that may be issued in the form of American Depositary Shares (the “ADSs” and, together with the Ordinary Shares, the “Securities”) with the maximum aggregate public offering price of all such securities to be issued by the Company under the Prospectus Supplement not to exceed $58,000,000, as further described in the Prospectus Supplement. The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company, and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.

In such examination, we have assumed that the entry into the documents and the issuance of the Securities by the Company are (a) in the Company's corporate interest and (b) serving the Company's corporate purpose (objet social) as set forth in its statuts or other constitutional documents.

We have assumed that (i) the Prospectus Supplement, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) the outstanding share capital of the Company will be validly issued and fully paid up at the time of the decisions of the Board and, if applicable, the chief executive officer (président-directeur général) to issue, offer and sell the Securities, (iii) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted, or as they will be adoped, at a duly convened and held extraordinary shareholders’ meeting and at a duly convened and held meeting of duly appointed members of the Board of Directors of the Company (the “Board”) and, if applicable, the chief executive officer (président-directeur général), will be in full force and effect at all times at which the Securities are issued, offered or sold by the Company, (iv) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and the Board and, if applicable, the chief executive officer (président-directeur géneral), the Company’s bylaws and applicable law, and (v) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement and the amount of Securities will remain within the limits of the then authorized but unissued amounts of Securities, (vi) all Securities will be issued in compliance with applicable securities and corporate law, and (vii) any subscription, purchase, underwriting, placement, sales agreement or similar agreement will constitute a valid and binding obligation of each party thereto, and (viii) that the signatories of the documents on behalf of the Company are not subject to any prohibition (interdiction) or incapacity (incapacité) to execute the documents. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

GIDE LOYRETTE NOUEL A.A.R.P.I.

15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that (1) the Ordinary Shares, when (a) the extraordinary shareholders’ meeting of the Company and the Board and, if applicable, the chief executive officer (président-directeur général), have taken all necessary corporate action to authorize the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement, sales agreement or similar agreement approved by the Board and/or the chief executive officer (président-directeur général), as the case may be, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect thereof, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Prospectus Supplement.

The opinion set out above is subject to the following qualifications :

1.	We have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the Prospectus Supplement, or of any information, opinion or statement of facts relating to the Company, or the Securities contained in the aforementioned document, nor have we been responsible for ensuring that no material information has been omitted from it; and

2.	This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors.

3.	It should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait K-bis) or the non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the Prospectus Supplement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose, or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Prospectus Supplement and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.